FILING PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-81596



                           PROSPECTUS SUPPLEMENT NO. 2
                     (TO PROSPECTUS DATED JANUARY 29, 2002)

                                GERON CORPORATION

                                  COMMON STOCK


           You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

           We are offering an aggregate of 310,000 shares of our common stock, par value $0.001 per share, to Transgenomic, Inc., which we refer to as "Transgenomic." The 310,000 shares of our common stock are being offered pursuant to the terms and conditions of a common stock purchase agreement between Transgenomic and the company at a price of $5.05 per share. The total purchase price for all of these shares of our common stock is $1,565,500. We would receive proceeds from the sale of these 310,000 shares equal to approximately $1,565,500 less our expenses relating to the sale, which are estimated to be $5,000.

           Transgenomic's purchase of our common stock is in connection with the amendment of an existing license agreement under which Transgenomic is granted the right to use certain patents owned or controlled by us in the manufacture of products for the research market. The amendment broadens the field of the license to include the manufacture of products for therapeutic or diagnostic use. The license agreement also provides for Transgenomic to pay royalties to us on sales of products manufactured under the license.

           Our common stock is quoted on the Nasdaq National Market under the symbol "GERN." On June 2, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $5.05 per share. As of May 30, 2003, we had 29,608,055 shares of common stock outstanding.

           Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2 of the prospectus.

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           You should rely on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

           Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is June 3, 2003.


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                                TABLE OF CONTENTS

                                   PROSPECTUS


About this Prospectus........................................1
About Geron..................................................2
Risk Factors.................................................2
Forward-Looking Statements...................................2
Ratio of Earnings to Fixed Charges..........................14
Use of Proceeds.............................................14
Plan of Distribution........................................15
Description of Debt Securities..............................16
Description of Common Stock.................................25
Description of Preferred Stock..............................26
Description of Warrants.....................................28
Certain Provisions of Delaware Law and
        of the Company's Charter and Bylaws.................29
Validity of Securities......................................30
Experts.....................................................30
Limitation on Liability and Disclosure of
        Commission Position on Indemnification for
        Securities Act Liabilities..........................30
Where You Can Find More Information.........................31


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